Exhibit 99.1

Pacific Gold Corp.

Retail Energy Corp. Announces First Lease Acquisition

TORONTO, March 1, 2016 – Pacific Gold Corp. (Pinksheets: PCFG), (OTC: PCFG),

Pacific Gold Corp. (the “Company”) announced today that its subsidiary, Retail Energy Corp. (“REC”) has entered into an agreement to acquire a lease for an operating gas station and retail store in central Florida. The Acquisition is currently producing approximately $600,000 in revenues and over $200,000 in net income.

The lease is for 5 years with options for two additional 5 year periods. The acquisition price of the lease is $325,000, including $250,000 to be paid at closing and a $75,000, twelve month note with 6% interest. REC will also be required to provide gas and inventory deposits of $40,000 each.

Closing is scheduled for April 15th and the acquisition will be subject to diligence to be performed by REC as well as the Company raising the required capital to complete the transaction.

To find out more about Pacific Gold Corp. (Pinksheets: PCFG), (OTC: PCFG), visit the Company’s website at www.pacificgoldcorp.com. Or contact the Company directly at 416-214-1483 or via email at info@pacificgoldcorp.com.

About the Company

Pacific Gold Corp. (Pinksheets: PCFG), (OTC: PCFG) is focused on revenue generating natural resource and energy operations located in North America. Pacific Gold Corp. owns two royalty interests in Gold and Tungsten mining projects and mining claims in San Juan and Delores Counties, Colorado, encompassing the historic Graysill Mine, along with its subsidiary Retail Energy Corp focused on retail energy sales.

This news release includes forward-looking statements that reflect Pacific Gold Corp.'s current expectations about its future results, performance, prospects and opportunities. Pacific Gold Corp. has tried to identify these forward-looking statements by using words and phrases such as "may", "will", "expects", "anticipates", "believes", "intends", "estimates", "should", "typical", "we are confident" or similar expressions. These forward-looking statements are based on information currently available to Pacific Gold Corp. and are subject to a number of risks, uncertainties and other factors that could cause the Company's actual results, performance, prospects of opportunities in the remainder of 2016 and beyond, to differ materially from those expressed in, or implied by, these forward-looking statements.